EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 31, 2021 (the “Effective Date”), by and between Miromatrix Medical Inc., a Delaware Corporation (the “Company”), and Jeff Ross (the “Executive”).

RECITALS

A.The Executive has been employed by the Company as its Chief Executive Officer.

B.The Company desires to continue to employ the Executive upon and subject to the terms and conditions set forth in this Agreement.

C.The Executive is willing to accept such employment with the Company upon and subject to the terms of this Agreement.

D.In connection with the Executive’s employment with the Company, the Executive has had and will continue to have access to confidential, proprietary and trade secret information of the Company and its subsidiaries, parents, or affiliates, which confidential, proprietary and trade secret information the Company desires to protect from unauthorized or illegal use or disclosure.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.Employment.  Subject to the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive as its Chief Executive Officer, and the Executive accepts such employment with the Company.

2.Term.  Unless terminated at an earlier date in accordance with Section 5, the term of the Executive’s employment with the Company pursuant to the terms and conditions set forth in this Agreement will commence on the Effective Date and continue until terminated in accordance with this Agreement.  Executive’s period of employment under this Agreement shall be referred to as the “Term.”  If the Executive remains employed by the Company after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time (provided that any provisions of this Agreement that by their terms survive the termination of the Term shall remain in full force and effect).

3.Duties and Limitations.

(a)Duties.  During the Term, the Executive will devote the Executive’s full business time, attention and efforts to the business and affairs of the Company and faithfully and diligently perform in a competent and professional manner, to the best of the Executive’s ability, all of the duties and responsibilities hereunder in accordance with applicable state and federal laws and regulations.  During the Term, the Executive will perform such duties as normally attendant or reasonably related to the office or position held by the Executive.  During the Term, the Executive shall report directly to the Company’s Board of Directors (the “Board”).  During the Term, the Executive shall perform duties as an employee from the Company’s principal offices, subject to such travel as may be reasonably required incident to the Executive’s performance of such duties.  The Executive shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination and anti-harassment, and confidentiality and protection of trade secrets.  The Company acknowledges and agrees that the Executive may engage in charitable, personal and other business activities so long as such activities do not prevent Executive from performing Executive’s duties and responsibilities hereunder and do not otherwise constitute a breach of or default under any provision of this Agreement, the Confidentiality Agreements (as defined below), or any other contract, agreement or arrangement to which the Company or any of its Affiliates, on the one hand, and Executive or any of the Executive’s Affiliates, on the other hand, are parties and then are bound.

(b)No Conflicts.  The Executive represents and warrants to the Company that the Executive has no contractual commitments inconsistent with the Executive’s obligations set forth in this Agreement, and that during the Term the Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4.Compensation.  For all services rendered by the Executive pursuant to this Agreement, the Company will compensate the Executive as follows:

(a)Salary.  Effective as of July 1, 2021, the Executive will receive a salary of $550,000 per year (the “Base Salary”), prorated for any partial year of employment.  The annualized Base Salary will be reviewed annually by the Board and will be subject to annual adjustments as determined by the Board.  The Base Salary will be payable in approximately equal amounts at such times as salaried employees of the Company are customarily paid, but not less than once per month; provided however, the difference between Executive’s base salary prior to the effective date and any increased Base Salary Executive is entitled to receive under this Agreement for the period between July 1, 2021 and the Effective Date shall be paid as soon as reasonably practicable following the Effective Date on the Company’s regular payroll dates.

(b)Incentive Compensation. During the Term, the Executive will be eligible to earn an incentive bonus on terms as established by the Board from time to time.  Effective as of July 1, 2021, Executive’s bonus target shall be 60% of his Base Salary ($330,000).  Whether the Executive earns any bonus for any year during the Term will be determined according to the terms and conditions established by the Board, including individual and Company performance metrics and targets established by the Board.  For 2021, Executive’s bonus calculation shall be pro-rated in accordance with his bonus eligibility prior to and following July 1.

(c)Benefits.  To the extent eligible and subject to the terms of the applicable policies and plans, the Executive shall be entitled to participate in all benefit plans and programs generally offered by the Company or its Affiliates to employees of the Company, including paid time off (“PTO”) to be accrued and used in accordance with the Company’s PTO policy, it being understood that any such plan or program may be changed, terminated or eliminated by the Company at any time in the exclusive discretion of the Board, or by any such subsidiary, as applicable.  In order for the Executive to be eligible for such benefit plans and programs the Executive must satisfy the qualifications, limitations and conditions of the benefit plan or program and the Executive may be required to make contributions required by such benefit plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(d)Business Expenses.  Subject to and in accordance with the Company’s applicable policies, the Company will reimburse the Executive for the reasonable expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder upon submission of documentation as the Company may reasonably require.

(e)Withholding.  Payments made to the Executive hereunder may be subject to applicable tax withholding.

5.Termination of Employment.

(a)The Executive’s employment with the Company is at-will.  The Executive’s employment with the Company will terminate immediately upon:

(i)The date of the Executive’s receipt of written notice from the Company of the termination of the Executive’s employment (or any later date specified in such written notice from the Company);

(ii)The Executive’s abandonment of the Executive’s employment or the effective date of the Executive’s resignation for any reason (as specified in written notice from the Executive);

(iii)	the Executive’s Disability (as defined below); or

(iv)	the Executive’s death.

(b)The date upon which the Executive’s termination of employment with the Company is effective is the “Termination Date.”  For purposes of Section 6(a) only, with respect to the timing of any payments thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

(c)Unless otherwise requested by the Board in writing, upon the Executive’s termination of employment with the Company for any reason the Executive shall automatically resign as of the Termination Date from all titles, positions and appointments the Executive then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and the Executive hereby agrees to take all actions necessary to effectuate such resignations.

6.	Payments upon Termination of Employment.

(a)If the Executive’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause (as defined below), or during the Term by the Executive as a result of the Executive’s resignation for Good Reason (as defined below), then the Company shall, in addition to paying the Executive’s base salary earned through the Termination Date and the value of the Executive’s PTO accrued that has not been used through the Termination Date, and subject to Section 6(g),

(i)pay to the Executive as severance pay an amount equal to twelve months of Executive’s then-current Base Salary, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the twelve-month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the thirtieth (30th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than thirty (30) days after the Termination Date and included with the installment payable on such payroll date; and

(ii) if the Executive is eligible for and takes all steps necessary to continue the Executive’s group health insurance coverage with the Company following the termination of the Executive’s employment with the Company (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if the Executive remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the twelve-month anniversary of the Termination Date, (B) the date the Executive becomes eligible for group health insurance coverage from any other employer, or (C) the date the Executive is no longer eligible to continue the Executive’s group health insurance coverage with the Company under applicable law.

The Company and the Executive intend the payments under Section 6(a)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii). For purposes of mitigation under Section 6(a)(ii), the Executive shall promptly and fully disclose to the Company in writing the fact that the Executive has become eligible for group health insurance coverage from any other employer, and the Executive shall be liable to repay any amounts to the Company that should have been so mitigated but for the Executive’s failure or unwillingness to make such disclosure.

For the avoidance of doubt, if the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason upon or following a change in control of the Company, the Executive shall be entitled to severance in accordance with this Section 6.

(b)If the Executive’s employment with the Company is terminated by the Company or the Executive during the Term by reason of:

(i)The Executive’s abandonment of the Executive’s employment or the Executive’s resignation for any reason other than Good Reason,

(ii)termination of the Executive employment by the Company for Cause, or

(iii)	The Executive death or Disability,

then the Company shall pay to the Executive or the Executive’s beneficiary or the Executive’s estate, as the case may be, the Executive’s base salary earned through the Termination Date and the value of the Executive’s accrued PTO that has not been used through the Termination Date.

(c)“Cause” hereunder means:

(i) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company;

(ii)unlawful conduct or gross misconduct that, in any case is willful and deliberate on the Executive’s part and is materially injurious to the Company;

(iii)the Executive being charged with, convicted for, or pleading guilty or no-contest to, a misdemeanor involving moral turpitude or any felony;

(iv)failure of the Executive to materially perform the Executive’s duties and responsibilities hereunder or to satisfy the Executive’s obligations as an officer, employee or director of the Company, or other material breach by the Executive of any terms and conditions of this Agreement, the Confidentiality Agreements, or any other written agreement between the Executive and the Company not caused by the Company, which failure or breach has not been cured by the Executive within thirty (30) days after written notice thereof to the Executive from the Company, it being understood that for all of the circumstances described in this Section 6(c)(iv) the Executive shall have only one cure right (and not multiple cure rights for the same type of action, inaction or circumstances on different occasions).

(d)“Good Reason” hereunder means the initial occurrence of any of the following events without the Executive’s consent:

(i)a material reduction of the Executive’s base salary (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company);

(ii)a material diminution of the Executive’s duties, authority or responsibilities;

(iii)the relocation of the Executive’s office by more than thirty (30) miles from Minneapolis-St. Paul metropolitan area; or

(iv)a material breach by the Company of any terms and conditions of this Agreement;

provided, however, that “Good Reason” shall not exist unless the Executive has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iv) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(e)“Disability” hereunder means the inability of the Executive to perform on a full-time basis the duties and responsibilities of the Executive’s employment with the Company by reason of the Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of at least 120 days or more during any 180-day period.  A period of inability shall be “uninterrupted” unless and until the Executive returns to full-time work for a continuous period of at least thirty (30) days.

(f)In the event of termination of the Executive employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 6(a) or Section 6(b), as the case may be, and the Company shall have no other obligation to the Executive or to the Executive’s beneficiary or the Executive’s estate, except for any amounts due under the terms of any employee benefit plans or programs then maintained by the Company in which the Executive participates.

(g)Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to make any payments to or on behalf of the Executive under Section 6(a) unless (i) the Executive signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without the Executive rescinding the Release, and (iii) the Executive is in compliance with the terms of this Agreement, the Confidentiality Agreements, and any other written agreement between the Executive and the Company as of the dates of the payments.  To the extent permitted by applicable law, any amounts payable by the Company pursuant to Section 6(a) will be reduced by any amounts that the Executive owes the Company and the Executive hereby authorizes such deductions and agrees to authorize such deductions, which will be made in accordance with applicable law.

7.Restrictive Covenant Agreements. Executive acknowledges entering into that certain Confidentiality, Non-Competition and Assignment of Inventions Agreement dated March 25, 2010 (the “Original Confidentiality Agreement”). Executive reaffirms his obligations and compliance with the terms of the Original Confidentiality Agreement. Nothing in this Agreement is intended to modify, amend, cancel, or supersede the Original Confidentiality Agreement in any manner. In consideration of the commitments under this Agreement, Executive is also executing the attached Confidentiality, Non-Competition, and Non-Solicitation Agreement (collectively with the Original Confidentiality Agreement, the “Confidentiality Agreements”).

8.Miscellaneous.

(a)Governing Law; Jury Trial Waiver.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.  To the extent legally permissible, the parties hereby waive any right to trial by jury in any action or proceeding directly or indirectly arising out of, under or relating to this Agreement.

(b)Notices.  All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, by electronic mail to the address identified below, personally delivered, sent by reputable overnight courier service (delivery charges prepaid), or sent by registered or certified mail (postage prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 8(b):

(i) If to the Company:

Miromatrix Medical Inc.

Attn: Board Chair

10399 West 70th Street
Eden Prairie, MN 55344

With a copy to:

Faegre Drinker Biddle Reath

2200 Wells Fargo Center

90 South Sixth Street

Minneapolis, MN 55402

Attn: Steven Kennedy

(ii)If to the Executive:

Jeff Ross

At the last address in the Company’s files

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when delivered if by facsimile with confirmation to the number specified above, when delivered by electronic mail to the address identified above, on the second day after deposit with a reputable overnight courier service, or on the fifth day after being sent by registered or certified mail, as the case may be.

(c)Entire Agreement.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter of this Agreement; provided that this Agreement does not supersede or modify any of the terms of the Confidentiality Agreements, which remains in full force and effect in accordance with their terms.

(d)Amendments and Waivers.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.  No failure or delay by any party to exercise any right or remedy under this Agreement will constitute as a waiver of such right or remedy.

(e)Severability of Invalid Provision.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(f)Successors and Assigns.   No party may assign any of its or the Executive’s rights under this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld; provided, however, that the Company may assign any or all of its rights, interests and obligations hereunder (i) to one or more of its Affiliates of the Company engaged in the Business, (ii) for collateral security purposes to any lender providing financing to the Company or any of its Affiliates and, following the occurrence and during the continuance of an event of default under the relevant loan documents, such lender may exercise all of the rights and remedies of the Company hereunder, and (iii) to any subsequent purchaser of the Company or a majority of its assets (whether such sale is structured as a sale of a majority of outstanding equity, a sale of a majority of assets, a merger or otherwise). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as otherwise set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

(g)Rules of Construction.   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h)Counterparts, Facsimile or PDF Emailed Executions.  This Agreement may be executed in counterparts (including by means of telecopied, facsimile or pdf or other electronic signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a pdf or similar electronic file will be equally as effective as delivery of an original executed counterpart of this Agreement.

(i)Cumulative Remedies.  The powers, rights, privileges and remedies provided in this Agreement are cumulative and not exclusive or alternative and are in addition to any and all other powers, rights, privileges and remedies granted by law, rule, regulation or instrument.

(j)Further Assurances.  Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.

(k)Section 409A.

(i)This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4).  To the extent the timing of any amount of nonqualified deferred compensation payable under this Agreement is determined by reference to the Executive’s “termination” or “termination of employment,” such term will be deemed to refer to the Executive’s “separation from service” within the meaning of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement or if no such period is specified, during the Executive’s lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that in no event will the Company be responsible for any such 409A Penalties.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), any severance pay or benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent severance payments or benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other severance payments or benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date first above written.

THE COMPANY:

Miromatrix Medical Inc.

By: /s/ Paul Buckman
Name: Paul Buckman
Title: Chair of the Board of Directors

EXECUTIVE:

/s/ Jeff Ross
Jeff Ross

US.134412167.01